EXHIBIT 99.1

Verso Paper Holdings, LLC 6775 Lenox Court Park Building E., 1st Floor Memphis, TN. 38115 versopaper.com	NEWS RELEASE

FOR IMMEDIATE RELEASE
Verso Paper Reports Second Quarter 2007 Results

MEMPHIS, Tennessee – (Aug. 14, 2007) – Verso Paper Holdings LLC (“Verso Paper”) today reported its results for the second quarter and six months ended on June 30, 2007.

Highlights for the second quarter and six months ended June 30, 2007, include:

•
Revenues of $372.6 million in second quarter 2007 compared to $379.2 million during the prior year period.  Revenues of $732.4 million for the six months ended June 30, 2007, compared to $769.0 million for the comparable period in 2006.

•
Operating loss of ($5.7) million in second quarter 2007 versus an operating gain of $16.7 million in the prior year period.  Operating loss of ($8.0) million for the six months ended June 30, 2007, compared to an operating gain of $16.6 million for the comparable period in 2006.

•
Net loss of ($33.9) million for the quarter versus net income of $7.9 million in the prior year period.  Net loss of ($63.8) million for the six months ended June 30, 2007, compared to net income of $5.7 million for the comparable period last year.

•
Adjusted EBITDA of $64.0 million for the six months ended June 30, 2007, versus $98.0 million during the prior year.  (Note: Adjusted EBITDA is a non-GAAP measure and is defined and reconciled to Net Income later in this release).

“Our second quarter 2007 results for Verso Paper, reflect the market softness for coated paper, particularly coated groundwood.  However, our ability to manage through what we believe to be the trough has put us in a more favorable position going into our traditionally stronger quarters.  This is especially true given that over one million tons of capacity is being taken out of the coated papers industry” said Mike Jackson, President and CEO of Verso Paper.

“During the second quarter, we took 25 thousand tons of downtime in an effort to balance supply and demand.  This resulted in over $5 million of unabsorbed costs in the quarter’s EBITDA and net income.  In spite of reaching the pricing trough in coated groundwood and the market downtime, our operations ran very well and generated positive, sustainable cost improvements.  After the first six months of this year, we are on course to deliver over $50 million of improvements.  Additionally, as of the end of July our team has effectively moved all financial, human resources, accounting, and IT services under the Verso umbrella, which completes the 10 functional area transitions.”

Summary Results

	Successor	Predecessor	Successor	Predecessor
	Consolidated	Combined	Consolidated	Combined
	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
(In thousands of U.S. dollars)	2007	2006	2007	2006
Net sales	$372,602	$379,264	$732,408	$769,040

Costs and expenses:
Cost of products sold -
(exclusive of depreciation and amortization)	332,843	315,841	649,194	658,887
Depreciation and amortization	29,688	31,450	59,283	62,958
Selling, general and administrative expenses	8,765	15,254	19,671	30,937
Restructuring and other charges	6,970	-	12,243	(322)

Operating income (loss)	(5,664)	16,719	(7,983)	16,580

Interest income	(174)	(13)	(1,095)	(19)
Interest expense	28,393	3,633	56,925	7,159
Income (loss) before income taxes	(33,883)	13,099	(63,813)	9,440
Income tax expense	-	5,161	-	3,719
Net income (loss)	$(33,883)	$7,938	$(63,813)	$5,721

Results of operations – comparison of second quarter 2007 to second quarter 2006

Net sales for the three months ended June 30, 2007, were $372.6 million compared to $379.2 million for the three months ended June 30, 2006.  The decrease was the result of a 4.9% decrease in average sales price which was partially offset by a 3.3% increase in volume for the three months ended June 30, 2007, compared to the three months ended June 30, 2006.

Net sales for our papers segment were $326.1 million for the three months ended June 30, 2007, compared to $331.2 million for the three months ended June 30, 2006.  The decrease was due to lower paper sales prices, which decreased by 6.5% for the three months ended June 30, 2007, compared to paper prices for the three months ended June 30, 2006. This decrease was partially offset by a 5.3% increase in paper volumes over the comparable period.

Net sales for our market pulp segment were $36.7 million for the three months ended June 30, 2007, compared to $38.1 million for the three months ended June 30, 2006.  The decrease was due to a 6.2% decrease in volume, which was partially offset by a 2.5% increase in price.  The decrease in volume was mainly due to our increase in internal consumption.

Net sales for our other segment remained relatively flat at $9.8 million for the three months ended June 30, 2007, compared to $9.9 million for the three months ended June 30, 2006.

Cost of sales for the three months ended June 30, 2007, was $362.6 million, compared to $347.3 million for the three months ended June 30, 2006, an increase of 4.4%, primarily driven by the increase in sales volume and unabsorbed overhead costs associated with market downtime. Our gross margin, excluding depreciation and amortization, was 10.7% for the three months ended June 30, 2007, compared to 16.7% for the same period in 2006.  This decline reflects the decline in average sales prices for the three months ended June 30, 2007.  Depreciation and amortization expense for the three months ended June 30, 2007, was $29.7 million compared to $31.4 million for the three months ended June 30, 2006.

Results of operations – comparison of first six months of 2007 to first six months of 2006

Net sales for the six months ended June 30, 2007, were $732.4 million compared to $769.0 million for the six months ended June 30, 2006.  The decrease was the result of a 3.8% decrease in average sales price and a 1.0% decrease in volume for the six months ended June 30, 2007, compared to the six months ended June 30, 2006.  This decrease in volume was primarily due to lower pulp sales.

Net sales for our papers segment were $640.9 million for the six months ended June 30, 2007, compared to $673.0 million for the six months ended June 30, 2006.  The decrease was due to lower paper sales prices, which decreased by 5.5% for the six months ended June 30, 2007, compared to paper prices for the six months ended June 30, 2006.  This was partially offset by a 0.8% increase in paper volumes over the comparable period.

Net sales for our market pulp segment were $72.7 million for the six months ended June 30, 2007, compared to $76.7 million for the six months ended June 30, 2006.  The decrease was due to a 10.7% decrease in volume, which was partially offset by a 6.1% increase in price.  The decrease in volume was mainly due to our increase in internal consumption.

Net sales for our other segment were $18.8 million for the six months ended June 30, 2007, compared to $19.3 million for the six months ended June 30, 2006.   The decrease was due to a 3.9% decrease in sales price, which was partially offset by a 1.2% increase in volume.

Cost of sales for the six months ended June 30, 2007, was $708.5 million, compared to $721.8 million for the six months ended June 30, 2006, a decrease of 1.9%, primarily driven by lower sales volume.  Our gross margin, excluding depreciation and amortization, was 11.4% for the six months ended June 30, 2007, compared to 14.3% for the same period in 2006.  This decline reflects the decline in average sales prices for the six months ended June 30, 2007.  Depreciation and amortization expense for the six months ended June 30, 2007, was $59.3 million compared to $62.9 million for the six months ended June 30, 2006.

Reconciliation of Net Income to Adjusted EBITDA

Certain covenants contained in the credit agreement governing our Senior Secured Credit Facilities and the indentures governing the Second-Priority Senior Secured Notes (i) require the maintenance of a senior secured debt to Adjusted EBITDA ratio and (ii) restrict our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet defined Adjusted EBITDA to Fixed Charges, senior secured debt to Adjusted EBITDA and consolidated debt to Adjusted EBITDA ratios. The most restrictive of these covenants, the covenants to incur additional indebtedness and the ability to make future acquisitions, require an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0 : 1.0. Failure to comply with these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

EBITDA consists of earnings before interest, taxes depreciation and amortization. EBITDA is a measure commonly used in our industry and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing the notes to test the permissibility of certain types of transactions. We have included Adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures and working capital requirements. However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA or Adjusted EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

		Successor		Successor
	Predecessor	& Predecessor	Successor	& Predecessor
	Six Months	Combined	Six Months	Combined
	Ended	Year Ended	Ended	Twelve Months
	June 30,	December 31,	June 30,	Ended June 30,
(In millions of U.S. dollars)	2006	2006	2007	2007
Net income (loss)	$5.7	$8.9	$(63.9)	$(60.7)
Interest expense, net	7.1	55.3	55.8	104.0
Income taxes	3.7	7.0	-	3.3
Depreciation and amortization	63.0	121.0	59.3	117.3
EBITDA	$79.5	$192.2	$51.2	$163.9
Adjustments to EBITDA
Lease not assumed (1)	4.7	5.8	-	1.1
Change in machine use, net (2)	2.8	2.8	-	-
Restructuring, severance and other (3)	(0.4)	9.8	12.2	22.4
Non-cash compensation/benefits (4)	4.2	5.4	0.5	1.7
Inventory fair value (5)	-	5.9	-	5.9
Other items, net (6)	7.2	(0.1)	0.1	(7.2)
Adjusted EBITDA	$98.0	$221.8	$64.0	$187.8

Pro forma cash interest expense, net (7)				$106.8
Adjusted EBITDA to cash interest expense				1.8

(1)	Reflects the elimination of the historical rent expense incurred on the Sartell property lease that was not assumed by us.
(2)	Represents the elimination or addition of expected earnings as a result of changes in the use of two of our paper machines at the Androscoggin mill prior to the Transactions.
(3)	Includes restructuring and severance as per our financial statements. Restructuring includes transition and other non-recurring costs associated with acquisition and carve out.
(4)	Represents amortization of certain one-time benefit payments and non-cash benefit payments. Also includes the elimination of historical non-cash stock compensation costs previously incurred by us under International Paper's compensation plan.
(5)	Represents the fair value of inventory adjustment related to purchase accounting
(6)	Represents earnings adjustments for exceptional bad debt expenses, recoveries and other miscellaneous non-recurring items, including adjustment for incremental estimated costs for activities previously part of the corporate allocation as well as other incremental costs we anticipate incurring on a stand-alone basis subsequent to the Transactions.
(7)	Presented pro forma for the Transactions. Cash interest expense represents gross interest expense related to the debt, excluding amortization of debt issuance costs.

NOTE:	To construct twelve months ended June 30, 2007, financials, amounts have been calculated by subtracting the data for the six months ended June 30, 2006, from the data for the year ended December 31, 2006, and then adding the six months ended June 30, 2007.

Forward Looking Statements

Certain statements in this press release, including without limitation, statements made under the caption “About Verso Paper” are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Verso Paper Holdings LLC (which may be referred to as “Verso,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar expressions. The forward-looking statements contained herein reflect our current views with respect to future events and are based on our currently available financial, economic and competitive data and on current business plans. Actual results could vary materially depending on risks and uncertainties that may affect the Company’s operations, markets, services, prices and other factors. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: economic factors such as an interruption in the supply of or increased pricing of raw materials due to natural disasters, competitive factors such as pricing actions by our competitors that could affect our operating margins, and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters.

About Verso Paper

Based in Memphis, Tennessee, Verso Paper is one of the leading North American suppliers of coated papers, which are used primarily in media and marketing applications, including catalogs, magazines, and commercial printing applications, such as high-end advertising brochures, annual reports and direct mail advertising.  Verso has the leading North American market share in coated groundwood paper, which is used primarily for catalogs and magazines and is also one of North America’s largest producers of coated freesheet paper, which is used primarily for upscale catalogs and magazines, annual reports, and magazine covers.  Additional information is available at www.versopaper.com.

Conference Call

Verso Paper will host a conference call on Wednesday, August 15, 2007, at 10 a.m. Eastern Time to discuss second quarter results.  This release and the second quarter results will be made available on the Verso Paper website (www.versopaper.com).

Analysts and investors may participate in the live conference call by dialing 866-362-4666 (toll free domestic) or 617-597-5313 (international), access code 38448355.  To register, please dial in 10 minutes before the conference call begins.

A replay of the call can be accessed at 888-286-8010 (toll free domestic) or 617-801-6888 (international), access code 78899144.  The replay will be available starting at 12:00 PM (EDT) on August 15, 2007, and will remain available until noon (EDT) on August 29, 2007.

Contact
Verso Paper Holdings LLC
Robert P. Mundy, (901) 369-4185
Senior Vice President & Chief Financial Officer
robert.mundy@versopaper.com

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